Homeunion	Exhibit 6.8

August 6, 2015

Geri Brewster

4205 N Virginia Road

Long Beach, CA - 90807

Re:     Offer of Employment

Dear Geri:

I am pleased to offer you employment with HomeUnion, Inc., a Delaware corporation (the “Company”). Once signed by you, this Offer Letter will confirm your acceptance of the following terms and conditions:

1.           Your title will be Chief Compliance and Risk Officer and you will be reporting to the Chief Executive Officer. Your duties and responsibilities will include managing all aspects of legal, compliance, risk management, brokerage and lending services for the Company and its affiliates and such other duties as shall be assigned to you from time to time by your manager.

2.           Your employment is to begin effective September 8, 2015.

3.           You will receive a base salary of $200,000 per year, which shall be paid on a regular basis in accordance with the Company’s normal payroll procedures and policies.

4.           In addition to your Base Salary, you will be eligible for an annual bonus of 30% of your Base Salary, payable on an annual basis based on a mutually agreed upon S.M.A.R.T (Specific, Measurable, Achievable, Relevant to Home Union’s business & Time bound) objectives.

5.           You will be granted 235,837 stock options (1% of the current number of fully diluted 23,583,736 shares) of HomeUnion Holdings Inc., regulated by the Company Employee Stock Option Agreement, subject to the necessary Board approval.

6.           You will receive other benefits with regard to (a) paid time off, (b) medical, vision and dental insurance coverage and (c) the Company’s 401K Plan according to the Company’s policies.

7.           This is a full time position and you will be expected to devote all of your working time and ability to the performance of your duties.

8.           Your employment with the Company is “at-will” and, therefore, is not guaranteed for any specific duration. This provision for “at-will” employment supersedes all prior agreements and understandings concerning termination of employment, whether oral, written, or implied, and it can be changed or revoked only in writing signed by you and the Chief Executive Officer.

9.           In addition to the salary package described above, you will be reimbursed for any Company-approved and IRS permitted out-of-pocket expenses (other than Company-approved expenses which are charged by you), in accordance with our policies

Homeunion

10.           You agree to sign and abide by the Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A (“EPIIA”) and must be signed and returned by you before any employment relationship becomes effective.

11.           You also agree to comply with the Company’s rules, policies and procedures as they are issued from time to time by the Company.

12.           Before commencing employment, you must provide proof of your identity and authorization to work in the United States, and fill out a form I-9 as required by federal immigration laws.

13.           This Offer Letter will be governed by and construed in accordance with the laws of the State of California. You and the Company expressly consent to personal jurisdiction and venue in Orange County, California, or the state and federal courts for Orange County, where the principal place of the Company’s business is located, for any lawsuit filed there arising from or related to this Offer Letter. The validity or unenforceability of any provision of this Offer Letter, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Offer Letter.

14.           All payments made pursuant to this Offer Letter shall be subject to the withholding of applicable income and employment taxes. Your signature constitutes your agreement with the Company’s employment terms and conditions, including the provisions of the EPIIA.

To confirm that you agree to the terms stated in this letter, please sign and date the enclosed copy of this letter and return it to me as soon as possible.

I look forward to you joining our team and helping to build HomeUnion into a world-class company.

Very truly yours, HomeUnion, Inc. /s/Don Ganguly Don Ganguly CEO

Homeunion

I agree to the terms stated in this letter. /s/Geri Brewster Name: Geri Brewster Dated: 8-7-15